Form F-2

                         ANNUAL REPORT UNDER SECTION 13

                     OF THE SECURITIES EXCHANGE ACT OF 1934


                  For the Fiscal Year Ended: December 31, 1995

                         FDIC Certificate No.: 22221-6

                          THE SUSSEX COUNTY STATE BANK
--------------------------------------------------------------------------------
               (Exact Name of bank as specified in its charter):

         New Jersey                                             22-2087704
--------------------------------------------------------------------------------
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

399 Route 23, Franklin, NJ                                        07416
--------------------------------------------------------------------------------
(Address of principal office)                                  (ZIP Code)

          Bank's Telephone number, including area code: (201) 827-2914

             Securities registered under section 12(b) of the Act:
                           Title of each class: None

                   Name of each exchange on which registered:
              The Bank's stock is not registered on any exchange.

             Securities registered under Section 12(g) of the Act:
                   (Title of Class): Common - $2.50 Par Value

Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

The aggregate market value of the voting stock held by non-affiliates of the bank, as of February 23, 1996, was approximately $8,151,806.00

The number of shares outstanding of the bank's common stock, as of February 23, 1996 was 649,862 shares of Common Stock, $2.50 Par Value.

DOCUMENTS INCORPORATED BY REFERENCE

The Sussex County State Bank Financial Statements for the year ended December 31, 1995 (Parts II and IV).

PART I

ITEM I - BUSINESS

The Sussex County State Bank (the "Bank") was chartered in 1975 under the laws of New Jersey and conducts a commercial retail banking business embracing most of the traditional deposit and lending services typically offered by community-based banks. The Bank's services consist chiefly of receiving demand, time and savings deposits of individuals, firms and corporations and making commercial, and consumer loans, including residential and commercial real estate and home improvement loans and secured and unsecured commercial business loans. The Bank also offers traveler's checks, safe deposit services, automated teller machines, money orders and U. S. Savings Bonds.

The Bank's deposits are insured by the FDIC, but it is not a member of the Federal Reserve System. The Bank is subject to regulation, supervision and examination by the Department of Banking of New Jersey and FDIC.

The Bank is subject to intense competition from banks and other institutions which provide financial services, however, management believes that because of its size, philosophy and commitment to Sussex County, it can more effectively serve the needs of individuals, small businesses and local communities, than can the competition.

The Bank's operations are conducted at its main office in Franklin, six full-service branches located in Vernon, Sparta Township, Montague, Andover, Newton and Wantage, New Jersey.

As of December 31, 1995, the Bank employed 66 full-time equivalent employees, including officers, bookkeepers, secretaries, tellers and other support staff. The Bank considers its relations with its employees to be excellent.

In the opinion of management, there are no seasonal fluctuations or single depositor relationship that adversely affect the operations of the Bank.

ITEM 2 - PROPERTIES

The Bank owns property at 399 Route 23, Franklin, the site of the Bank's main office. The Bank also owns property located at 395 Route 23, Franklin, which serves as the Bank's Administrative Offices. The Vernon, Wantage, Andover and Newton offices are also owned by the Bank. The remaining two branches, located in Sparta and Montague, are leased by the Bank. The Sparta and Montague leases expire in 1997 and are subject to renewal options.

ITEM 3 - LEGAL PROCEEDINGS

There are no material pending legal proceedings other than ordinary routine litigation incidental to the business, to which the Bank is a party or of which any of their property is the subject.

ITEM 4 -  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the persons who owned beneficially more than 5% of the Common Stock of the Bank as of February 23, 1996.

     NAME AND ADDRESS            AMOUNT AND NATURE OF        % TO TOTAL NO. OF
     OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP        SHARES OUTSTANDING
     -------------------         --------------------        ------------------
     Donald L. Kovach, Esq.
     R.D. 6, Box 526
     Branchville, NJ  07826            72,424 (1) (4)         11.14  (1) (4)

     William E. Kulsar
     80 Fox Ridge Road
     Sparta, NJ  07871                 59,985 (3) (4)          9.23  (3) (4)

     Ambrose Hamm
     P. O. Box E
     Branchville, NJ 07826             66,216 (2)             10.19  (2)

    (1) Includes 7,746 shares held in the name of his wife, Betty Jane Kovach, and the following shares held in the name of his children; Jennifer Kovach - 2 shares. Also includes 3,551 shares registered in the name of Kovach, Fitzgibbons & Goovaerts, P.A., Profit Sharing Plan and 297 shares registered in the name of Kovach, Fitzgibbons & Goovaerts, P.A., Profit Sharing FBO Donald L. Kovach.

    (2) Includes 4,969 shares held in the name of his wife, Lillian Hamm. Also includes 4,003 shares registered in the name of Keilley Hamm Trust dated 3/26/82, 4,698 shares registered in the name of Keith Hamm Trust dated 3/26/82 and 21 shares registered in the name of Keilley Hamm UGTMA Ambrose Hamm, Custodian.

    (3) Includes 10,924 shares registered in the name of Caristia, Kulsar & Wade, P.A., Profit Sharing Plan. Also includes 10,105 shares in the name of William E. Kulsar IRA, Newton Trust Custodian.

    (4) Includes 38,671 shares in which Mr. Kovach, and Mr. Kulsar have shared voting authority as administrator(s) for shares registered in the name Sussex County State Bank ESOP.

The following information is furnished with respect to ownership of the Bank's Common Stock by directors and officers of the bank as of December 31, 1995.

     Name of Individual or           Amount and Nature
   Number of Persons in Group     of Beneficial Ownership     Percent of Class
   --------------------------     -----------------------     ----------------
    Irvin Ackerson                   10,010   (2)                  1.55%
    Donald L. Kovach                 72,395   (3) (6)             11.19%
    William E. Kulsar                59,560   (4) (6)              9.35%
    Joel Marvil                      15,253                        2.36%
    Richard Scott                    19,078                        2.95%
    Joseph Zitone                    32,230   (5)                  4.98%
    Directors and Principal
    Officers as a Group             169,855                       26.24%

     (1) Unless otherwise noted the person as to whom the information is provided has sole voting and investment power over the shares of stock shown as beneficially owned.

     (2)  Includes 4,931 shares owned by Mr. Ackerson's wife.

     (3) Includes 7,748 shares owned by Mr. Kovach's wife and children. Also includes 3,523 shares registered in the name of Kovach, Fitzgibbons & Goovaerts Employee Profit Sharing Trust and 295 shares registered in the name of Kovach, Fitzgibbons & Goovaerts Employee Profit Sharing FBO Donald L. Kovach.

     (4) Includes 9,962 shares registered in the name of Caristia, Kulsar & Wade, P.A., Profit Sharing Plan. Also includes 10,028 shares in the name of
Keogh  Plan,  and 220 shares in the name of Merrill  Lynch,  Caristia,

     (5) Also includes 4,611 shares in the name of Zitone Construction & Supply Co., Inc., Profit Sharing Plan Trust.

     (6) Includes 38,671 shares in which Mr. Kovach, and Mr. Kulsar have shared voting authority as administrator(s) for shares registered in the name Sussex County State Bank ESOP.

                                     PART II


ITEM 5 - MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

The following table shows the 1995 and 1994 quarterly range of bid prices of the Bank's common stock which is traded over-the-counter. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not necessarily reflect actual transactions. This information has been obtained from the National Quotation Bureau for the year 1994 and 1995.

                                  1995                         1994
                            HIGH        LOW              HIGH        LOW
                             BID        BID               BID        BID
                             ---        ---               ---        ---
1st Quarter                $11.25     $11.25            $10.00     $ 9.00
2nd Quarter                $11.25     $11.25            $11.00     $ 9.50
3rd Quarter                $13.00     $11.25            $11.25     $ 9.50
4th Quarter                $15.00     $12.50            $11.25     $11.25

The number of holders of the Bank's common stock was approximately 709 at February 23, 1996.

The Bank paid cash dividends during 1995 of $.46 per share and $.34 per share during 1994. The New Jersey Banking Act of 1948 imposes restrictions on the ability of the Bank to pay dividends out of surplus. Under such restrictions no dividend may be paid by the Bank unless, after giving effect to the dividend, the Bank will have a surplus at least equal to 50% of its capital stock or, if not, the payment of such dividend would not reduce the surplus of the Bank. Payment of dividends depends on other factors as well, including the need for internally generated capital to support asset growth. The Banks current policy is to maintain a dividend payout ratio in the range of 30% to 45%.

ITEM 6 - SELECTED  FINANCIAL  DATA

The schedule entitled "Five Year Summary" which can be found in Exhibit A, sets forth, in summary form, certain financial data for the five years ended December 31, 1995, which is not covered by the independent accountants report and should be read in conjunction with the other financial statements and notes thereunto of The Sussex County State Bank found elsewhere herein.

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In the following section, the financial condition and operating results of the Bank for the years ended December 31, 1995, 1994, and 1993 are reviewed and analyzed. Reference should be made to the statements of condition, statements of income and related notes presented elsewhere herein.

RESULTS OF OPERATIONS

                     COMPARISON OF THE YEARS 1995 AND 1994
                                    SUMMARY

The Bank reported a decrease in earnings from operations in 1995 with net income of $501,000 representing an decrease of 16.5% compared to $600,000 earned in 1994. Earnings per share in 1995 was $.78 compared to $.94 in the year 1994. The decrease is attributable to a one time expense related to the termination of services of the bank's Chief Executive Officer.

AVERAGE  BALANCES AND NET INTEREST INCOME

The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A sets forth for the years ended December 31, 1995 and 1994 the average daily balance sheet items, the interest earned or paid, the average interest rates earned on assets on a fully taxable equivalent basis and the average rates paid on liabilities (dollars in thousands).

RATE/VOLUME ANALYSIS

The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A shows the approximate effect on the Bank's net interest of volume, rate and number of days changes for the year 1995. For the purposes of this schedule, changes which are not solely due to balance changes, solely due to rate changes or solely due to changes in the total number of days in the year are allocated to such categories based on the respective percentage changes in average balances and average rates.

NET INTEREST INCOME

Net interest income, the primary source of earnings for the Bank, is the difference between interest and fees earned on loans and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

Net interest income, on a fully taxable equivalent basis, declined by $77,000 in 1995 compared to 1994. The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A shows the 1995 decrease in net interest income resulted from a 30 basis-point decline in the net interest spread due to the offering of promotional certificates of deposit during 1995.

ITEM  7  -  MANAGEMENT  DISCUSSIONS  AND  ANALYSIS  OF  FINANCIAL CONDITION  AND
            RESULTS OF  OPERATIONS  (CONTINUED)

OTHER  INCOME

Other income consists primarily of service charges on deposit accounts. Other income becomes a more significant source of stable income given the ever increasing volatility of our interest rate environment. After excluding the gain on sale of other real estate and equipment, other income increased $85,000 or 14% in 1995 compared to a decrease of $165,000 or 2.6% in 1994.

OTHER EXPENSES

Other expenses were reduced by $194,000 or 5.6% to a total of $3,644,000 in 1995 following a decrease of $85,000 or 2.4% in 1994. Salaries and employee benefits, a major component of other expenses increased $146,000 or 9.1% during 1995 which represents an accrued expense related to the terminated services of the bank's chief executive officer. Expenses for Net Occupancy decreased a modest $1,000 or
 .3% during 1995, while furniture and equipment expense increased $69,000 or 27%, this increase is primarily attributable to the installation of automated deposit and loan origination software and the addition of Automated Teller Machines at our Andover and Montague offices. Other operating expenses decreased $20,000 or 1.6% during 1995. Inclusive in other operating expenses was a decrease in FDIC insurance assessments of $60,000, and increased legal expense of $70,000.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is maintained at a level considered by management to be adequate to provide for potential losses. The 1995 provision for  possible  loan  losses  was  $64,000  as  compared  to  $187,000  for 1994.
Charge-offs net of recoveries amounted to $66,000 in 1995 as compared to $149,000 in 1994. At December 31, 1995 and 1994, the allowance for possible loan losses as a percentage of total loans amounted to .90% and .92% respectively.

ASSETS

Total  assets increased $12,627,000 or 15% for the year 1995.
Total assets at year-end were  $94,870,000  compared to  $82,243,000 at year-end
1994.   This  increase  was   primarily  the  result  of  offering   promotional
Certificates of Deposit in 1995.

LOANS

Total loans increased  $681,000 for the year 1995.

Loans secured by 1 to 4 family residential properties, which represent 75% of the total loan portfolio at December 31, 1995, increased a modest 1.5% in 1995 to $39,620,000. The portfolio is primarily made up of one year adjustable, three, five, and ten year balloon mortgages and 15 year fixed rate mortgages.

Loans secured by nonresidential properties, which represents 18.6% of the total loans at December 31, 1995, declined 2.5% in 1995 to $9,796,000.

Loans to individuals, which represents 3.1% of the total loans at December 31, 1995, declined .7% in 1995 to $1,615,000.

ITEM  7  -  MANAGEMENT  DISCUSSIONS  AND  ANALYSIS  OF  FINANCIAL CONDITION  AND
            RESULTS OF  OPERATIONS  (CONTINUED)

Commercial loans, which represents 3.1% of the total loans at December 31, 1995, increased 29.3% to $1,647,000.

Other loans, which represents .1% of the total loans at December 31, 1995, decreased .08% to $69,000.

LIQUIDITY

Liquidity involves the Bank's ability to meet loan demand, deposit withdrawals, and maturity of liabilities. Funds to meet liquidity needs are generally raised through increased deposits, liquidation, or maturity of loans and investments and short-term borrowings.

At December 31, 1995, liquid assets comprised of cash and due from banks, Federal funds sold, interest bearing deposits with banks, and investments at book value with a maturity of one year amounted to $18,333,000. These liquid assets coupled with the access to purchase funds from correspondent banks and supplemented by an amortizing loan portfolio provides for a liquidity position which is adequate to meet the Bank's commitments. The maturity schedule of the investment portfolio, at book value, indicates that 17.5% of the portfolio matures within one year, while 82.5% matures in five years or less.

INTEREST  RATE  SENSITIVITY

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Bank's earnings resulting from a movement in market interest rates.

The Bank has developed an Asset and Liability Management Policy. The policy provides for the Bank to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 1995, the interest rate sensitivity position evident for periodic intervals out to December 31, 1995 reflected a slight asset sensitive position.

CAPITAL  RESOURCES

Stockholders' equity inclusive of Unrealized Gain (Loss) on Securities Available for Sale, net of income taxes was $7,609,000 at December 31, 1995.

The Bank's regulators have classified and defined bank capital into the following components - (1) Tier I capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier II capital which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

The Bank's regulators have implemented risk-based capital guidelines which require a bank to maintain certain minimum capital as a percent of such bank's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). As of December 31, 1995, a bank is required to maintain, at a minimum, Tier I capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 1995, the Bank's Tier I and combined Tier I and II capital ratios were 15.25% and 16.33% (unaudited), respectively.

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In addition to the risk-based guidelines discussed above, the Bank's regulators require that a bank which meets the regulators' highest performance and operation standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 3%. For those banks with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased. Minimum leverage ratios for each bank will be evaluated through the ongoing regulatory examination process. As of December 31, 1995, the Bank has a leverage ratio of 11.10% which management believes will meet the regulators' required minimum ratio.

DIVIDENDS

The Bank's dividend policy is structured to balance both the current and future values of its stock with the need for growth in equity capital necessary to pursue growth opportunities. This balance is thought to be achieved by a dividend payout ratio in the area of 30% to 45%. During 1995, cash dividends totaling $.46 per share were paid providing for a dividend payout ratio of 59%. The following table shows the 1994 dividend payments.

Per  Share
Amount/Percent            Date of Record        Payment Date
--------------            --------------        ------------
$.10 Cash Dividend           3/31/95                5/01/95
$.11  Cash Dividend          7/03/95                8/01/95
$.12 Cash Dividend          10/02/95               11/01/95
$.13 Cash Dividend           1/02/96                1/31/96

STOCK  PRICES

The following table shows the 1995 and 1994 quarterly range of bid prices of the Bank's common stock. These quotations represent prices between dealers and do not include retail markups, markdowns, or commissions and do not necessarily reflect actual transactions. This information has been obtained from National Quotation Bureau for the years 1995 and 1994.

                               1995                     1994
                        High          Low        High         Low
                        Bid           Bid        Bid          Bid
                        ---           ---        ---           ---

1st  Quarter           $11.25       $11.25      $10.00       $ 9.00
2nd  Quarter           $11.25       $11.25      $11.00       $ 9.50
3rd  Quarter           $13.00       $11.25      $11.25       $ 9.50
4th  Quarter           $15.00       $12.50      $11.25       $11.25

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EFFECTS OF INFLATION

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the prices of goods and services since such prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Bank's assets and liabilities are more indicative of its ability to maintain acceptable performance levels.

RESULTS OF OPERATIONS

                     COMPARISON OF THE YEARS 1994 AND 1993
                                    SUMMARY

The Bank reported an increase in earnings from operations in 1994 with net income of $600,000 representing an increase of 71% compared to $350,000 earned in 1993. Earnings per share in 1994 was $.94 compared to $.55 in the year 1993. The improvement in performance is primarily attributable to higher net interest income coupled with lower other expenses, and increased earning assets.

AVERAGE BALANCES AND NET INTEREST INCOME

The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A sets forth for the years ended December 31, 1994 and 1993 the average daily balance sheet items, the interest earned or paid, the average interest rates earned on assets on a fully taxable equivalent basis and the average rates paid on liabilities (dollars in thousands).

RATE/VOLUME ANALYSIS

The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A shows the approximate effect on the Bank's net interest of volume, rate and number of days changes for the year 1994. For the purposes of this schedule, changes which are not solely due to balance changes, solely due to rate changes or solely due to changes in the total number of days in the year are allocated to such categories based on the respective percentage changes in average balances and average rates.

NET INTEREST INCOME

Net interest income, the primary source of earnings for the Bank, is the difference between interest and fees earned on loans and other interest-earning assets and interest paid on deposits and other interest-bearing liabilities. Net interest income is directly affected by changes in volume and mix of interest-earning assets and interest-bearing liabilities which support those assets, as well as changing interest rates when differences exist in repricing dates of assets and liabilities.

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net interest income, on a fully taxable equivalent basis, increased by $381,000 or 11% in 1994 compared to 1993. The schedule "Comparative Consolidated Average Balances and Summary of Net Interest Margin" found in Appendix A shows the 1994 increase in net interest income resulted principally from lower interest expense on deposits, a shift in the mix of assets from Federal Funds Sold and Securities to an increase in Home Equity and residential Mortgage Loans, coupled with an increase in earning assets.

OTHER INCOME

Other income consists primarily of service charges on deposit accounts. Other income becomes a more significant source of stable income given the ever increasing volatility of our interest rate environment. After excluding the gain on sale of other real estate and equipment, and the gain on sale of investment securities, other income decreased $16,000 or 2.6% in 1994 compared to an increase of $93,000 or 18% in 1993.

OTHER EXPENSES

Other expenses were reduced by $85,000 or 2.4% to a total of $3,450,000 in 1994 following an increase of $242,000 or 7.3% in 1993. Salaries and employee benefits, a major component of other expenses decreased $71,000 or 4.2% during 1994. Expenses for Net Occupancy decreased $87,000 or 20.6% during 1994 as a result of the closure of the Byram Office, while furniture and equipment expense decreased $10,000 or 3.7% during 1994. Other operating expenses increased $83,000 or 7.1% during 1994. Inclusive in other operating expenses were expenses related to the maintenance, operation and adjustments in the carrying values of other real estate owned properties of $61,000, and increased expenses of $22,000 associated with the introduction of the Bank's NYCE/ATM service.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The 1994 provision for possible loan losses was $187,000 as compared to $101,000 for 1993. Charge-offs net of recoveries amounted to $149,000 in 1994 compared to $101,000 in 1993. At December 31, 1994 and 1993, the allowance for possible loan losses as a percentage of total loans amounted to .92% and .94% respectively.

ASSETS

Total assets decreased $201,000 or .24% for the year 1994. Total assets at year-end were $82,243,000 compared to $82,444,000 at year-end 1993.

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS

Total loans increased $5,271,000 for the year 1994. The increase was primarily the result of the promotion of home equity and mortgage products.

Loans secured by 1 to 4 family residential properties, which represent 75% of the total loan portfolio at December 31, 1994, increased 23% in 1994 to $39,039,000. The portfolio is primarily made up of one year adjustable, three, five, ten year balloon mortgages and fifteen year fixed rate mortgages.

Loans secured by nonresidential properties, which represents 19.3% of the total loans at December 31, 1994, declined 4.2% in 1994 to $10,051,000.

Loans to individuals, which represents 3.1% of the total loans at December 31, 1994, declined 29.4% in 1994 to $1,627,000.

Commercial loans, which represents 2.5% of the total loans at December 31, 1994, declined 8.8% to $1,274,000.

Other loans, which represents .1% of the total loans at December 31, 1994, decreased 90% to $75,000.

LIQUIDITY

Liquidity involves the Bank's ability to meet loan demand, deposit withdrawals, and maturity of liabilities. Funds to meet liquidity needs are generally raised through increased deposits, liquidation, or maturity of loans and investments and short-term borrowings.

At December 31, 1994, liquid assets comprised of cash and due from banks, Federal funds sold, interest bearing deposits with banks, and investments at book value with a maturity of one year amounted to $13,326,000. These liquid assets coupled with the access to purchase funds from correspondent banks and supplemented by an amortizing loan portfolio provides for a liquidity position which is adequate to meet the Bank's commitments. The maturity schedule of the investment portfolio, at book value, indicates that 38.4% of the portfolio matures within one year, while 57.6% matures in five years or less.

INTEREST RATE SENSITIVITY

An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates. Interest rate sensitivity is the volatility of a Bank's earnings resulting from a movement in market interest rates.

The Bank has developed an Asset and Liability Management Policy. The policy provides for the Bank to generally maintain a relatively balanced position between interest rate sensitive assets and interest rate sensitive liabilities. At December 31, 1994, the interest rate sensitivity position evident for periodic intervals out to December 31, 1995 reflected a slight asset sensitive position. Please refer to "Rate Sensitivity Analysis" found in Appendix A.

ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CAPITAL RESOURCES

Stockholders' equity inclusive of Unrealized Gain (Loss) on Securities Available for Sale, net of income taxes was $6,646,000 at December 31, 1994. The growth in stockholders' equity is generated primarily through earnings retention.

The Bank's regulators have classified and defined bank capital into the following components - (1) Tier I capital which includes tangible stockholders' equity for common stock and certain perpetual preferred stock and (2) Tier II capital which includes a portion of the allowance for possible loan losses, certain qualifying long-term debt and preferred stock which does not qualify for Tier I capital.

The Bank's regulators have implemented risk-based capital guidelines which require a bank to maintain certain minimum capital as a percent of such bank's assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). As of December 31, 1994, a bank is required to maintain, at a minimum, Tier I capital as a percent of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percent of risk-adjusted assets of 8.0%. As of December 31, 1994, the Bank's Tier I and combined Tier I and II capital ratios were 13.65% and 14.81% (unaudited), respectively.

In addition to the risk-based guidelines discussed above, the Bank's regulators require that a bank which meets the regulators' highest performance and operation standards maintain a minimum leverage ratio (Tier I capital as a percent of tangible assets) of 3%. For those banks with higher levels of risk or that are experiencing or anticipating significant growth, the minimum leverage ratio will be proportionately increased. Minimum leverage ratios for each bank will be evaluated through the ongoing regulatory examination process. As of December 31, 1994, the Bank has a leverage ratio of 7.51% which management believes will meet the regulators' required minimum ratio.

DIVIDENDS

The Bank's dividend policy is structured to balance both the current and future values of its stock with the need for growth in equity capital necessary to pursue growth opportunities. This balance is thought to be achieved by a dividend payout ratio in the area of 30% to 45%. During 1994, cash dividends totaling $.34 per share were paid providing for a dividend payout ratio of 36%. The following table shows the 1994 dividend payments.

Per  Share
Amount/Percent           Date of Record          Payment Date
--------------           --------------          ------------
$.07 Cash Dividend          4/01/94                 5/02/94
$.08 Cash Dividend          7/01/94                 8/01/94
$.09 Cash Dividend         10/03/94                11/02/94
$.10 Cash Dividend          1/02/95                 1/31/95


ITEM 7 - MANAGEMENTS DISCUSSIONS AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


EFFECTS OF INFLATION

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, the level of interest rates has a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or change with the same magnitude as the prices of goods and services since such prices are affected by inflation. Accordingly, the liquidity, interest rate sensitivity and maturity characteristics of the Bank's assets and liabilities are more indicative of its ability to maintain acceptable performance levels.

                                    PART III

ITEM 9 - DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

(a) Directors of the Bank

The following information is furnished with respect to each Director.

NAME OF                                                                                               DIRECTOR           TERM OF
DIRECTOR           AGE              PRINCIPAL OCCUPATION AND PLACE OF EMPLOYMENT                        SINCE        OFFICE EXPIRES
--------           ---              --------------------------------------------                        -----        --------------
Irvin Ackerson      73       Excavating Contractor,          Ackerson Contracting Co.                   1976               4/95

Donald L. Kovach    60       Attorney-at-Law,                Kovach Fitzgibbons & Goovaerts, P.A.       1976               4/95

William E. Kulsar   58       Certified Public Accountant     William E. Kulsar, P.A.                    1976               4/95

Joel D. Marvil      61       President/CEO                   Ames Rubber Corporation                    1989               4/95

Richard Scott       59       Dentist,                        Richard Scott, DDS                         1976               4/95

Joseph Zitone       64       General Contractor,             Zitone Construction                        1984               4/95

Family relationships.

None of the Directors or principal officers are related by blood, marriage or adoption.

Involvement in certain legal proceedings.

There are no events which occurred during the last five years and which are material to an evaluation of the ability or integrity of any principal officer, director or person nominated to become a director of the Bank.

(b)  Executive Officers of the Bank

NAME OF                                                       EXECUTIVE OFFICER            BUSINESS
OFFICER                  AGE          POSITION WITH BANK            SINCE                 EXPERIENCE
-------                  ---          ------------------            -----                 ----------
Donald L. Kovach         60         Chairman of Board/CEO           1976               Attorney-at-Law
                                                                                       Actively practiced in
                                                                                       Franklin, NJ for 30 years

ITEM 10 - MANAGEMENT RENUMERATIONS AND TRANSACTIONS

The following table sets forth the aggregate remuneration paid to all executive officers, officers making $60,000 or greater and directors during the years 1993, 1994 and 1995.

                                             SUMMARY COMPENSATION TABLE
                                                                           Long-Term Compensation
                                  Annual Compensation
                                                                               Awards             Payouts
                                                                               Restricted
                                                                 Other Annual     Stock    Options/   LTIP       All Other
                                       Salary       Bonus        Compensation    Award(s)    SARs    Payouts    Compensation
 Name and Principal Position   Year      ($)         ($)            ($)(3)         ($)        (#)       ($)          ($)
 ---------------------------   ----      ---         ---            ------         ---        ---       ---          ---

Larry C. Farmer                1995    $106,945       0          $   877(3)        0          0         0           $2,941
President/CEO                  1994    $107,095       0          $ 1,217(1)(3)     0          0         0            $ 833
                               1993    $104,216       0          $ 9,484(1)(3)     0          0         0                0

Seven persons                  1995    $151,245(2)    0          $   877(3)        0          0         0                0
Directors &                    1994    $150,895(2)    0          $ 1,217(3)        0          0         0           $  833
Executive Officers             1993    $147,861(2)    0          $ 9,484(1)(3)     0          0         0                0

Footnotes:

(1) Bank provides additional life insurance, automobile and private golf club membership for Larry C. Farmer. The use made thereof for personal purposes does not exceed 10% of the total cash compensation which is the sum of base salary and bonus and therefore is not included in the above table.

(2) The Bank's Director Fee and Remuneration Policy is as follows:

     a) Director Annual Retainer - The Bank pays each outside director an annual retainer of $1,000 with the exception of the Chairman of the Board, who is paid an annual retainer of $5,800.

     b) Director Fee Per Meeting - The Bank pays each outside director a fee of $400 for each regular monthly Board Meeting or Special Board Meeting attended.

     c) Committee Member Fee Per Meeting - The Bank pays each outside director, who serves as a committee member, $100 for each scheduled committee meeting attended.

     d) Special Project Hourly Rate - The Bank pays an hourly rate of $100 to outside directors who undertake special projects which are assigned to them by management with Board of Director approval.

(3) The Bank maintains a trusteed non-contributory qualified employee stock ownership plan covering all officers and employees who have been in the Bank's employ six months or more. The cost of the plan is charged to operations as incurred. The plan provides that a contribution not to exceed that allowed by the Internal Revenue Service may be made at the discretion of the Board of Directors. The monies contributed to the plan are used to purchase stock of the Bank which is then allocated to eligible employees, each receiving a percentage equal to the percent their salary bears to the total salary figure for the entire group. The employees become vested in the shares allocated to them in accordance with a schedule established in the plan. Full vesting is achieved after six or more full years of service with the Bank. Since inception of the plan on January 1, 1981 the total contribution of the Bank thereto attributable to Larry C. Farmer is $40,352. The total contribution attributable to directors and other principal officers of the Bank has been $63,435. The total contribution attributable to all employees of the bank eligible to participate has been $472,683. The Bank provides no other personal benefits, insurance benefits, securities, property or reimbursement other than which is generally available to all salaried employees.

(4) The Bank has no Long Term Compensation plans in effect.

(5) The Bank maintains a 401(k) Plan (a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code of 1986) under which the Bank matches 50% on the first 3% of the voluntary contribution by an employee of the employees base salary. All employees are eligible to participate in the Plan after reaching the age of 21 and completing one year of service. Full vesting is achieved after 6 or more full years of service with the Bank.

Summary  Compensation Table Terminology:

     Stock Appreciation Rights (SAR) - A right to demand a payment in the form of cash, stock or a combination thereof from the company at some time in the future.

     Long-term Incentive Plan (LTIP) - Any plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, but excluding restricted stock, stock option and SAR plans.

Non-qualified stock option plan:

During 1988, the stockholders approved a non-qualified stock option plan. As of December 31, 1995, there were 31,857 authorized shares of the Bank's common stock to be granted. Options may be granted to any officer of the Bank, at a grant price not to be less than the higher of the par value of the stock or 85% of its fair market value at the grant date. Options are exercisable when granted with the option period determined by the Bank's Board of Directors, but not to exceed five years. As of December 31, 1995, no options have been granted.

Officers  receiving  compensation  in the form of salary:

The Bank has 15 full time operating officers who are the only officers to receive compensation in the form of salary from the Bank.

ITEM  10 -  MANAGEMENT  RENUMERATIONS  AND TRANSACTIONS  (CONTINUED)

The Sussex County State Bank paid $88,336.00 to Kovach, Fitzgibbons & Goovaerts, P.A., Attorneys at Law at which Donald L. Kovach, Director and Chairman of the Board of the Sussex County State Bank is a member, for legal services rendered to the Bank for the year 1994. Said firm continues to render legal services to the Bank on a continuing basis.

The Sussex County State Bank paid $15,062.00 to Caristia, Kulsar & Wade, P.A., Certified Public Accountants, at which William E. Kulsar, Secretary and a Director of the Sussex County State Bank is a member, for accounting services rendered to the Bank for Internal Revenue filing purposes and other accounting services beyond those provided by the annually retained independent public accountants. Caristia, Kulsar, & Wade, P.A. continues to render accounting services to the Bank.

The Sussex County State Bank paid $12,200.00 to Irvin Ackerson for appraisal services rendered to the Bank. Irvin Ackerson continues to render appraisal services to the Bank.

The Bank leases its Montague Branch Office from Montague Mini Mall, Inc., for an aggregate annual rental of $18,000 for 1200 square feet. Said lease was initially entered into on April 1, 1982 and covered 500 square feet. An additional 700 square feet was obtained via a remodification of the lease agreement dated April 1, 1987. The said lease agreement expires March 31, 1997. Mr. Joseph Zitone, a Director of the Bank is a majority stockholder of Montague Mini Mall, Inc. Mr. Zitone was not a Director of the Bank at the time of the initial lease agreement and was a Director at the time said lease was modified and the additional square footage obtained. The Bank considers that the lease terms are comparable to those which exist with unaffiliated third parties.

Directors and principal officers of the Bank and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during the current and in prior operating years. Transactions prior to June 21, 1989 involving loans and commitments were made at terms which provided for a 1.00% discount on loan and commitment interest rates during the period of time in which the director or principal officer remained a director or employee of the Bank. Effective June 21, 1989, the policy of providing 1.00% discount on loan and commitment interest rates was discontinued with all existing loan and commitment rates adjusted to reflect prevailing interest rates at the time for comparable transactions. Additional transactions may be expected to take place with the Bank in the ordinary course of business throughout the succeeding calendar year. All such transactions will be made (i) on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; (ii) in the ordinary course of business and, (iii) not involving more than normal risk of collectibility or other unfavorable features.

Aggregate extensions of credit to directors, principal officers and principal shareholders of the Bank, including organizations in which they are officers or have significant ownership, have exceeded 20% of the Bank's equity capital in the past. On December 31, 1995 the aggregate sum of credit extended to principal officers, directors and principal shareholders, including organizations in which they are officers or had a significant interest was $1,534,821.00. The highest sum of such aggregate extensions during the year 1995 was $1,534,821.00. Since December 31, 1995 such aggregate extensions have not increased but, rather, have decreased through normal payments.

                                         SUSSEX COUNTY STATE BANK
                            LOANS TO PRINCIPAL OFFICERS, DIRECTORS, NOMINEES,
                          PRINCIPAL SECURITY HOLDERS, AND ANY ASSOCIATES OF THE
                                            FOREGOING PERSONS
                                                 12/31/94

                                                    NATURE OF INDEBTEDNESS
NAME & RELATIONSHIP                   BALANCE          OR TRANSACTION            RATE
-------------------                   -------          --------------            ----


Larry  Farmer (1)                    $181,283       1st Mortgage Loan             8.125%
                                     --------
                                     $181,283                                     % of  Capital =  2.51%

Leatham  Electrical  (5)             $  3,059       Commercial  Loan  Secured     SCSB Prime + 2%
Robert & Candace  Leatham  (1)       $ 36,688       Installment  Loan  Secured    8.00%
                                     --------
                                     $ 41,747                                     % of Capital  =  .58%

Patricia  Lettieri (1)               $151,703       1st  Mortgage  Loan           7.00%
Patricia Lettieri  (1)               $ 12,790       Installment Loan Secured      6.25%
                                     --------
                                     $164,493                                     % of Capital  = 2.28%

Valerie Seufert (1)                  $ 17,500       Installment Loan Secured      WSJ Prime + 2%
Valerie Seufert (1)                  $ 47,791       Installment Loan Secured
                                     --------
                                     $ 65,291                                     % of Capital  = 7.50% .90%

Terry H. Thompson (1)                $  9,500       Commercial Loan Secured       9.50%
                                     --------
                                     $  9,500                                     % of Capital  = .13%

Samuel K. Tolley (1)                 $ 29,377       2nd Mortgage Loan             WSJ Prime + 2%
                                     --------
                                     $ 29,377                                     % of Capital  = .41%

K. F. & G. Assoc. (5)                $ 48,300       Commercial Loan Unsecured     9.00%
K. F. & G. Assoc. (5)                $  9,024       Line of Credit                WSJ Prime + 1%
Franklin Renaissance (5)             $ 87,052       1st Mortgage Loan             10.75%
Kulko Realty (5)                     $ 17,997       Installment Loan Unsecured    8.50%
                                     --------
                                     $162,372                                     % of Capital  = 2.25%


(1) Principal Officer
(2) Director
(3) Nominee
(4) Principal Security Holder
(5) Associate of Principal Officer, Director, Nominee or Principal Security Holder.

ITEM 10 - MANAGEMENT RENUMERATIONS AND
          TRANSACTIONS (CONTINUED)

                                       THE SUSSEX COUNTY STATE BANK
              LOANS TO PRINCIPAL OFFICERS, DIRECTORS, NOMINEES, PRINCIPAL SECURITY HOLDERS,
                               AND ANY ASSOCIATES OF THE FOREGOING PERSONS
                                                 12/31/95

                                                    NATURE OF INDEBTEDNESS
NAME & RELATIONSHIP                   BALANCE          OR TRANSACTION            RATE
-------------------                   -------          --------------            ----
Kulko Realty  (5)           $ 17,997          Installment Loan Unsecured          8.50%
William Kulsar (2)          $141,532          1st Mortgage Loan                   7.25%
                            --------
                            $159,529                                              % of Capital = 2.21%

Montague Mini Mall (5)      $134,225          1st Mortgage Loan                   7.50%
Zitone Lois (5)             $ 33,506          2nd Mortgage Loan                   8.00%
Zitone Construction (5)     $ 74,059          1st Mortgage Loan                   8.00%
Zitone Construction (5)     $250,000          Commercial Loan Unsecured           WSJ Prime + 1%
Big Z Stables               $ 14,000          Commercial Loan Unsecured           WSJ Prime + 1%
                            --------
                            $505,790                                              % of Capital = 7.00%

Irvin Ackerson (2)          $ 10,000          Commercial Line of Credit           WSJ Prime + 1%
Todd Hackett (5)            $  2,500          Commercial Loan  Secured            5.35%
Joseph Hackett (5)          $ 20,960          Commercial Loan Secured             5.35%
Thomas Hackett (5)          $  7,833          Commercial Loan Secured             5.35%
                            --------
                            $ 41,293                                              % of Capital = 8.50%
Joel Marvil (2)             $ 11,686          1st Mortgage                         .57%
                            --------
                            $ 11,686                                              % of Capital =  .16%

Ambrose Hamm (4)            $156,662          1st Mortgage Loan                   7.875%
Hamm's Sanitation, Inc. (5) $ 47,914          Commercial Loan Secured             13.00%
HSS, Inc. (5)               $148,856          Commercial Loan Unsecured           WSJ Prime + 1.5%
Lillian Hamm (5)            $ 17,500          Commercial Loan Unsecured           13.50%
                            --------
                            $370,932                                              % of Capital = .51%


(1) Principal Officer
(2) Director
(3) Nominee
(4) Principal Security Holder
(5) Associate of Principal Officer, Director, Nominee or Principal Security Holder.

PART  IV
ITEM 11 -  EXHIBITS,
FINANCIAL  STATEMENT  SCHEDULES,  AND  REPORT  OF  FORM  F-3

(a) 1- Financial Statements:

       Report of Independent Public Accountants
       Consolidated Statements of Condition
       Consolidated Statements of Income
       Consolidated Statements of Changes in Stockholders' Equity
       Five-Year Summary
       Consolidated Statements of Cash Flows
       Notes to Consolidated  Financial Statements
       Rate Sensitivity Analysis
       Comparative Consolidated Average Balances and Summary of Net Interest Margin
         1995 Compared to 1994
       Comparative Consolidated Average Balances and Summary of Net Interest Margin
         1994 Compared to 1993

(a) 5- Financial Statement Schedules

        Schedule  I.  U. S.  Treasury  Securities,  Obligations  of  Other  U.S.
        Government   Agencies  and  Corporations,   Obligations  of  States  and
        Political Subdivision and Other Bonds, Notes and Debentures

        Information   is  included  in  Footnote  2  of  the  Bank's   Financial
        Statements.

        Schedule II. Loans

        Information   is  included  in  Footnote  3  of  the  Bank's   Financial
        Statements.

        Schedule III. Bank Premises and Equipment

        Information   is  included  in  Footnote  6  of  the  Bank's   Financial
        Statements.

        Schedule IV. Allowance for Possible Loan Losses

        Information   is  included  in  Footnote  4  of  the  Bank's   Financial
        Statements.

        (b) Reports on Form F-3

        No reports on Form F-3 have been filed during the last quarter of the period covered by this report.

        (c) Exhibits

        Appendix A

        Financial Statements of The Sussex County State Bank for the year ended December 31, 1995.

FEDERAL  DEPOSIT INSURANCE ACT SEC. 36.
EARLY  IDENTIFICATION OF NEEDED IMPROVEMENTS IN FINANCIAL MANAGEMENT

        Management's Responsibilities for Preparing Financial Statements:

        Section 36(b)(2)(A)(i) of the FDI Act specifically requires that each insured depository institution prepare a management report which includes a statement of the management's responsibilities for preparing financial statements.

        The financial management of the Sussex County State Bank is responsible for the compilation of the financial information incorporated within this report. The accompanying consolidated financial information has been audited by the Bank's audit firm of Arthur Andersen LLP in accordance with generally accepted auditing standards. The firm of Arthur Andersen LLP has expressed an audit opinion which is incorporated within Appendix A entitled, "Report of Independent Public Accountants".

                                                 SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   THE SUSSEX COUNTY STATE BANK

Date:  March 24,  1996                  /s/Candace Leatham
                                        ------------------
                                           Candace Leatham
                                           Vice President & Treasurer

                                        /s/Donald  L. Kovach
                                        --------------------
                                           Donald  L. Kovach
                                           Chairman of the Board/CEO



Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                                                 SIGNATURES


 March  24,  1996                        /s/Irvin Ackerson
                                         -------------------
                                            Irvin Ackerson
                                            Director

 March  24,  1996                        /s/Donald L. Kovach
                                         -------------------
                                            Donald L. Kovach
                                            Director

March  24,  1996                         /s/Joseph Zitone
                                         ----------------
                                            Joseph Zitone
                                            Director


March 24, 1996                           /s/William E. Kulsar
                                         --------------------
                                            William E. Kulsar
                                            Director


March 24, 1996                           /s/Joel D. Marvil
                                         -----------------
                                            Joel D. Marvil
                                            Director

                                   APPENDIX A
                SUSSEX COUNTY STATE BANK FINANCIAL STATEMENTS AND
                               SUPPLEMENTARY DATA

     Financial Statements

         Report of Independent Public Accountants
         Consolidated Statements of Condition
         Consolidated Statements of Income
         Consolidated Statements of Changes in Stockholders' Equity Five-Year Summary
         Consolidated Statements of Cash Flows
         Notes to Consolidated Financial Statements
         Rate Sensitivity Analysis
         Comparative Consolidated Average Balances and Summary of Net Interest Margin
           1995 Compared to 1994
         Comparative Consolidated Average Balances and Summary of Net Interest Margin
           1994 Compared to 1993

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




         To the Stockholders and
            Board of Directors of

                          The Sussex County State Bank:


         We have audited the accompanying consolidated statements of condition of The Sussex County State Bank (a New Jersey State Chartered Bank) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Sussex County State Bank and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.


         /s/Arthur Anderson LLP
         ----------------------
            Arthur Anderson LLP



         Roseland, New Jersey
         February 22, 1996

CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31, 1995 AND 1994

ASSETS                                                                                1995               1994
                                                                                  ------------       -----------
CASH AND DUE FROM BANKS (Notes 2 and 11)                                          $  3,652,000       $ 4,325,000
FEDERAL FUNDS SOLD (Note 2):
   Overnight                                                                         9,050,000           500,000
   Term                                                                              1,500,000           100,000
INTEREST BEARING DEPOSITS WITH BANKS                                                        --           100,000
                                                                                  ------------       -----------
   Cash and cash equivalents                                                        14,202,000         5,025,000
                                                                                  ------------       -----------

SECURITIES (Notes 2 and 3):
   Available for sale, at market value                                              21,564,000        15,369,000
   Held to maturity, at amortized cost  (market value
      of $2,142,000 in 1995 and $5,260,000 in 1994)                                  2,142,000         5,259,000
            Total securities                                                        23,706,000        20,628,000
                                                                                  ------------       -----------
LOANS (Notes 2, 4 and 5)                                                            52,747,000        52,066,000
   Less -
      Unearned income                                                                  123,000           163,000
      Allowance for possible loan losses                                               476,000           478,000
                                                                                  ------------       -----------
      Net loans                                                                     52,148,000        51,425,000
                                                                                  ------------       -----------
PREMISES AND EQUIPMENT, net (Notes 2 and 7)                                          2,307,000         2,262,000
                                                                                  ------------       -----------
ACCRUED INTEREST RECEIVABLE                                                            582,000           585,000
                                                                                  ------------       -----------
OTHER REAL ESTATE (Note 2)                                                             329,000           599,000

OTHER ASSETS (Note 9):
   Intangibles                                                                         954,000         1,038,000
   Other                                                                               642,000           681,000
                                                                                  ------------       -----------
      Total other assets                                                             1,596,000         1,719,000
                                                                                  ------------       -----------
            Total assets                                                           $94,870,000       $82,243,000
                                                                                  ============       ===========
LIABILITIES AND STOCKHOLDERS' EOUITY

LIABILITIES:
   Deposits:
      Demand-- noninterest bearing                                                 $13,010,000       $12,227,000
      Savings-- interest bearing                                                    26,451,000        29,012,000
      Time -- interest bearing (includes deposits $100,000
         and over of $2,346,000 in 1995 and $1,289,000 in 1994)                     46,464,000        33,848,000
                                                                                  ------------       -----------
            Total deposits                                                          85,925,000        75,087,000
   Accrued interest payable and other liabilities                                    1,336,000           510,000
                                                                                  ------------       -----------
            Total liabilities                                                       87,261,000        75,597,000
                                                                                  ------------       -----------
COMMITMENTS AND CONTINGENCIES (Note 11)

CONSOLIDATED STATEMENTS OF CONDITION
DECEMBER 31, 1995 AND 1994
(continued)
                                                                                      1995               1994
                                                                                  ------------       -----------
STOCKHOLDERS' EQUITY (Notes 2, 3, 8, 10 and 12):

   Common stock -- par value per share of $2.50, authorized
      2,000,000 shares in 1995 and 1994; issued and outstanding
      647,236 in 1995 and 636,711 in 1994                                            1,618,000         1,592,000
   Additional paid-in capital                                                        2,914,000         2,813,000
   Retained earnings                                                                 3,023,000         2,818,000
   Unrealized gain (loss) on securities available for sale, net of income taxes         54,000          (577,000)
                                                                                  ------------       -----------
            Total stockholders'equity                                                7,609,000         6,646,000
                                                                                  ------------       -----------
            Total liabilities and stockholders' equity                             $94,870,000       $82,243,000
                                                                                  ============       ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995             1994              1993
                                                                   ----------       ----------        ----------
INTEREST INCOME:
   Interest and fees on loans                                      $4,567,000       $4,386,000        $3,950,000
   Interest on Federal funds sold                                     262,000           81,000           345,000
   Interest on deposits with banks                                      2,000            4,000             4,000
   Interest on securities -
      Taxable                                                       1,051,000          886,000         1,022,000
      Exempt from Federal income tax                                  168,000          159,000            61,000
                                                                   ----------       ----------        ----------
         Total interest income                                      6,050,000        5,516,000         5,382,000
                                                                   ----------       ----------        ----------

INTEREST EXPENSE                                                    2,267,000        1,656,000         1,903,000
                                                                   ----------       ----------        ----------
         Net interest income                                        3,783,000        3,860,000         3,479,000

PROVISION FOR POSSIBLE LOAN LOSSES
   (Notes 2 and 5)                                                     64,000          187,000           101,000
                                                                   ----------       ----------        ----------
         Net interest income after provision
            for possible loan losses                                3,719,000        3,673,000         3,378,000
                                                                   ----------       ----------        ----------

OTHER INCOME:
   Service charges on deposit accounts                                509,000          443,000           480,000
   Gain on sale of other real estate and equipment                      3,000           19,000            28,000
   Safe deposit rental income                                          31,000           31,000            30,000
   Trust department income (Note 2)                                    12,000           11,000             9,000
   Other income                                                       125,000          107,000            89,000
                                                                   ----------       ----------        ----------
         Total other income                                           680,000          611,000           636,000
                                                                   ----------       ----------        ----------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                      1995             1994              1993
                                                                   ----------       ----------        ----------

OTHER EXPENSES:
   Salaries and employee benefits (Note 11)                         1,755,000        1,609,000         1,680,000
   Net occupancy expense                                              334,000          335,000           422,000
   Furniture and equipment expense                                    328,000          259,000           269,000
   Other operating expenses (Note 2)                                1,227,000        1,247,000         1,164,000
                                                                   ----------       ----------        ----------
         Total other expenses                                       3,644,000        3,450,000         3,535,000
                                                                   ----------       ----------        ----------
         Income before provision for income taxes                     755,000          834,000           479,000

PROVISION FOR INCOME TAXES (Notes 2 and 8)                            254,000          234,000           129,000
                                                                   ----------       ----------        ----------
         Net income                                                  $501,000         $600,000          $350,000
                                                                   ----------       ----------        ----------

WEIGHTED AVERAGE SHARES OUTSTANDING (Note 2)                          640,404          635,151           635,151
                                                                   ----------       ----------        ----------

NET INCOME PER COMMON SHARE (Note 2)                                     $.78             $.94              $.55
                                                                   ==========       ==========        ==========


The accompanying notes to consolidated financial statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                                                                  Unrealized Gain
                                               Common Stock         Additional       Retained    (Loss) on Securities
                                           Shares       Amount     Paid-in Capital    Earnings    Available for Sale      Total
                                           ------       ------     ---------------    --------    ------------------      -----
BALANCE, December 31, 1992                634,838     $1,587,000     $2,796,000     $2,211,000       $     --         $6,594,000
Net income-- 1993                              --             --             --        350,000             --            350,000
Cash dividends ($.20 per share)                --             --             --       (127,000)            --           (127,000)
Change in unrealized gain on securities
 available for sale, net of income
 taxes (Note 3)                                --             --             --             --        106,000            106,000
                                          -------     ----------     ----------     ----------       --------         ----------
BALANCE, December 31, 1993                634,838      1,587,000      2,796,000      2,434,000        106,000          6,923,000
Net income-- 1994                              --             --             --        600,000             --            600,000
Cash dividends ($.34 per share)                --             --             --       (216,000)            --           (216,000)
Shares issued through dividend
   reinvestment plan                        1,873          5,000         17,000             --             --             22,000
Change in unrealized loss on securities
 available for sale, net of income
 taxes (Note 3)                                --             --             --             --        683,000)         (683,0000)
                                          -------     ----------     ----------     ----------       --------         ----------
BALANCE, December 31, 1994                636,711      1,592,000      2,813,000      2,818,000        577,000)         6,646,000
Net income-- 1995                              --             --             --        501,000             --            501,000
Cash dividends ($.46 per share)                --             --             --       (296,000)            --           (296,000)
Shares issued through dividend
   reinvestment plan                       10,525         26,000        101,000             --             --            127,000
Change in unrealized gain on securities
 available for sale, net of income
 taxes (Note 3)                                --             --             --             --        631,000            631,000
                                          -------     ----------     ----------     ----------       --------         ----------
BALANCE, December 31, 1995                647,236     $1,618,000     $2,914,000     $3,023,000       $ 54,000         $7,609,000
                                          =======     ==========     ==========     ==========       ========         ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

FIVE-YEAR SUMMARY (not covered by report of independent public accountants)
                                                                                    December 31
                                                 1995                 1994             1993              1992               1991
                                              ----------           ----------       ----------        ----------         ----------
SUMMARY OF INCOME:
   Interest income                           $ 6,050,000          $ 5,516,000      $ 5,382,000       $ 5,525,000        $ 5,640,000
   Interest expense                            2,267,000            1,656,000        1,903,000         2,483,000          2,950,000
                                              ----------           ----------       ----------        ----------         ----------
   Net interest income                         3,783,000            3,860,000        3,479,000         3,042,000          2,690,000
   Provision for possible loan losses             64,000              187,000          101,000            23,000             47,000
                                              ----------           ----------       ----------        ----------         ----------
      Net interest income after provision
         for possible loan losses              3,719,000            3,673,000        3,378,000         3,019,000          2,643,000
   Other income                                  680,000              611,000          636,000           555,000            408,000
   Other expense                               3,644,000            3,450,000        3,535,000         3,293,000          2,762,000
                                              ----------           ----------       ----------        ----------         ----------
      Income before provision for income
         taxes                                   755,000              834,000          479,000           281,000            289,000
   Provision for income taxes                    254,000              234,000          129,000            89,000            101,000
                                              ----------           ----------       ----------        ----------         ----------
      Net income                             $   501,000          $   600,000      $   350,000       $   192,000        $   188,000
                                             ===========          ===========      ===========       ===========        ===========
AVERAGE NUMBER OF
   SHARES OUTSTANDING (a)                        640,404              635,151          635,151           635,151            635,151
PER SHARE INFORMATION:
   Net income                                       $.78                 $.94             $.55              $.30               $.30
   Cash dividends (b)                               $.46                 $.34             $.20                $0               $.14
   Stock dividends (b)                              1.7%                  .3%               0%                5%               4.5%
PERFORMANCE YIELDS:
   Return on average assets                         .57%                 .73%             .43%              .25%               .30%
   Return on average stockholders' equity          6.98%                8.84%            5.20%             2.96%              2.96%
END OF PERIOD DATA:
   Total assets                              $94,870,000          $82,243,000      $82,444,000       $90,962,000        $64,373,000
   Total deposits                             85,925,000           75,087,000       75,107,000        84,190,000         57,627,000
   Total stockholders' equity                  7,609,000            6,646,000        6,923,000         6,594,000          6,405,000
   Average assets                             88,535,000           82,344,000       82,122,000        78,179,000         63,271,000
   Average stockholders' equity                7,178,000            6,785,000        6,735,000         6,485,000          6,359,000
                                             ===========          ===========      ===========       ===========        ===========

   (a) The average number of shares outstanding was computed based on the average number of shares outstanding during each period as adjusted for stock dividends.

   (b) Cash and stock dividends per common share are based on the actual number of common shares outstanding on the dates of record as adjusted for subsequent stock dividends.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                                                                       1995              1994              1993
                                                                  -----------        ----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                     $   501,000        $  600,000        $   350,000
                                                                  -----------        ----------        -----------
   Adjustments to reconcile net income to net cash
      provided by operating activities -
         Depreciation                                                 259,000           197,000            270,000
         Amortization                                                  84,000            84,000             87,000
         Provision for possible loan losses                            64,000           187,000            101,000
         Premium amortization and (discount accretion)
            on securities, net                                        127,000           177,000            162,000
         Accretion of loan origination and commitment fees, net       (40,000)          (50,000)           (86,000)
         Gain on sale of equipment                                         --           (10,000)           (18,000)
         Loss (gain) on sale of other real estate                       2,000            (9,000)           (10,000)
         Deferred Federal income tax provision (benefit)               (6,000)           11,000              6,000
         Decrease in accrued interest receivable                        3,000            12,000             42,000
         Decrease in other assets                                    (385,000)         (353,000)          (130,000)
         Increase (decrease) in accrued interest
            payable and other liabilities                             834,000           (95,000)           164,000
                                                                  -----------        ----------        -----------
            Total adjustments                                         942,000           151,000            588,000
                                                                  -----------        ----------        -----------
            Net cash provided by operating activities               1,443,000           751,000            938,000
                                                                  -----------        ----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from maturities of securities -
      Held to maturity                                              5,366,000         4,390,000          6,622,000
      Available for sale                                           11,280,000         1,588,000                 --
   Proceeds from sales of securities -
      Available for sale                                          (16,627,000)               --                 --
   Purchases of securities -
      Held to maturity                                             (2,171,000)       (4,871,000)       (11,737,000)
   Proceeds from sale of other real estate                            698,000           565,000            265,000
   Proceeds from sale of equipment                                         --            10,000             20,000

   Increase (decrease) in other real estate, net of sales             (13,000)          209,000            227,000

   Net increase in loans                                           (1,164,000)       (5,134,000)        (3,713,000)
   Capital expenditures                                              (304,000)         (659,000)           (61,000)
                                                                  -----------        ----------        -----------
            Net cash used in investing activities                  (2,935,000)       (3,902,000)        (8,377,000)
                                                                  -----------        ----------        -----------

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(continued)
                                                                       1995              1994              1993
                                                                  -----------        ----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in demand
      deposits and savings accounts                               ($1,778,000)        ($719,000)       ($2,089,000)
   Net increase (decrease) in time deposits                        12,616,000           699,000         (6,994,000)
   Payment of dividends, net of reinvestment                         (169,000)         (216,000)          (127,000)
                                                                  -----------        ----------        -----------
         Net cash (used in) provided by financing activities       10,669,000          (236,000)        (9,210,000)
                                                                  -----------        ----------        -----------
         Net increase (decrease) in cash and cash equivalents       9,177,000        (3,387,000)       (16,649,000)
                                                                  -----------        ----------        -----------

CASH AND CASH EQUIVALENTS, beginning of year                        5,025,000         8,412,000         25,061,000
                                                                  -----------        ----------        -----------
CASH AND CASH EQUIVALENTS, end of year                            $14,202,000       $ 5,025,000        $ 8,412,000
                                                                  ===========       ===========        ===========


SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
      Cash paid during the year for -
         Interest                                                 $ 1,715,000       $ 1,670,000        $ 1,952,000
         Income taxes                                                 201,000           138,000             90,000
                                                                  ===========       ===========        ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995, 1994 AND 1993


(1)   NATURE OF OPERATIONS:

      The Sussex County State Bank, (the "Bank") a New Jersey State Chartered commercial bank, commenced operation in 1976. It provides commercial banking and trust services for a broad range of individual and corporate customers and various community bodies. The Bank operates seven branches in Sussex County, New Jersey.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      A summary of significant accounting policies of the Bank applied in the preparation of the accompanying consolidated financial statements follows.

      Basis of Presentation and Use of Estimates -

      The consolidated financial statements include the accounts of the Bank and an inactive wholly-owned subsidiary. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Securities -

      Securities for which the Bank has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts on a straight-line basis which is not materially different from the interest method.

      Securities which are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increased capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Differences between an investment's amortized cost and fair value is charged/credited directly to stockholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis. Gains and losses on sales of securities are recognized in the income statement upon sale.

      The Bank has no securities held for trading purposes as of December 31, 1995 and 1994.

      Loans -

      Interest is accrued on loans primarily based upon the principal amount outstanding over the terms of the respective loan instruments. The general policy of the Bank is to discontinue the accrual of interest income on loans where principal or interest is past due 90 days or more and timely collection thereof is doubtful. Loan origination and commitment fees are deferred and accreted as a yield adjustment over the contractual life of the related loans. The unaccreted balance is included in unearned income.

      Allowance For Possible Loan Losses -

      The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio, after consideration of appraised collateral values, financial condition of borrowers, as well as prevailing and anticipated economic conditions. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made on a periodic basis during the year by senior management.

      Impaired Loans -

      The Bank adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures, as of January 1, 1995. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans original effective interest rate. As a practical expedient, impairment may be measured based on the loans observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. This statement is not applicable to large groups of smaller-homogeneous loans, such as residential mortgage loans, credit card loans and consumer loans, which are collectively evaluated for impairment.

      The Bank had previously measured the allowance for credit losses using methods similar to those prescribed in SFAS No. 114. As a result of adopting these statements, no additional allowance for loan losses was required as of January 1, 1995.

      Other Real Estate -

      Other real estate includes loan collateral that has been formally repossessed. All amounts have been transferred into and carried in other real estate at the lower of the loan value or fair market value less estimated costs to sell the underlying collateral. During 1995 and 1994, the Bank incurred expenses and received rents related to the operation of such properties and made adjustments to their carrying values resulting in net income of $17,000 in 1995 and net expenses of $61,000 and $81,000 in 1994 and 1993, respectively, which is included in other operating expenses in the accompanying financial statements.

      Intangibles -

      Core deposit intangibles relating to premiums paid on the acquisition of deposits are amortized on a straight-line basis over 15 years.

      Premises and Equipment -

      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the shorter of the estimated lives of the related assets or the lease term. Maintenance and repairs are charged to operations as incurred.

      Income Taxes -

      The Bank uses the liability method of computing deferred income taxes. Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

      Statement Of Cash Flows -

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest bearing amounts due from banks and Federal funds sold. Generally, overnight Federal funds sold are for a one day period and term Federal funds are sold for a 30 to 60-day period.

      Net Income Per Common Share -

      Per share amounts are computed by dividing net income by the weighted average number of common shares outstanding during the year. The dilutive effect of stock options is not material.

      Trust Operations -

      Trust income is recorded on a cash basis, which approximates the accrual basis. Securities and other property held by the Bank in fiduciary or agency capacities for customers of the trust department are not assets of the Bank and, accordingly, are not included in the accompanying consolidated financial statements.

      New Financial Accounting Standards -

      The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in March 1995. This statement is effective for the year ended December 31, 1996. Statement No. 121 requires that long-lived assets to be held and used by the Bank be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Bank is currently completing its review of the impact of Statement 121 on its financial statements but does not expect it to be material.

(3)   SECURITIES:

      Information relative to the Bank's securities portfolio as of December 31, is as follows -

                                                                                      Gross              Gross           Estimated
                                                                   Amortized       Unrealized         Unrealized          Market
                                                                     Cost             Gains             Losses             Value
                                                                  -----------         --------       -----------        -----------
            1995
      Available for Sale -
      U. S. Treasury securities                                   $ 7,637,000         $121,000          ($11,000)       $ 7,747,000
      U. S. Government mortgage-backed securities                  13,835,000           41,000           (59,000)        13,817,000
                                                                  -----------         --------       -----------        -----------
            Total                                                 $21,472,000         $162,000          ($70,000)       $21,564,000
                                                                  ===========         ========       ===========        ===========

                                                                                      Gross              Gross           Estimated
                                                                   Amortized       Unrealized         Unrealized          Market
                                                                     Cost             Gains             Losses             Value
                                                                  -----------         --------       -----------        -----------
            1995

      Held to Maturity -
      Obligations of state and political subdivisions             $ 1,671,000         $     --       $        --        $ 1,671,000
      Other debt securities                                           471,000               --                --            471,000
                                                                  -----------         --------       -----------        -----------
            Total                                                 $ 2,142,000         $     --       $        --        $ 2,142,000
                                                                  ===========         ========       ===========        ===========
            1994

      Available for Sale -
      U. S. Treasury securities                                   $ 7,186,000         $    --          ($246,000)       $ 6,940,000
      U. S. Government mortgage-backed securities                   9,145,000            1,000          (717,000)         8,429,000
                                                                  -----------         --------       -----------        -----------
            Total                                                 $16,331,000         $  1,000         ($963,000)       $15,369,000
                                                                  ===========         ========       ===========        ===========

      Held to Maturity -
      Obligations of state and political subdivisions             $ 4,865,000         $  1,000       $        --        $ 4,866,000
      Other debt securities                                           394,000               --                --            394,000
                                                                  -----------         --------       -----------        -----------
            Total                                                 $ 5,259,000         $  1,000       $        --        $ 5,260,000
                                                                  ===========         ========       ===========        ===========

      The amortized cost and estimated market value of securities at December 31, 1995, by contractual maturity, are shown below for securities to be held to maturity and available for sale. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                Amortized          Estimated
                                                                  Cost           Market Value
                                                              -----------         -----------
      Available for sale -
      Due in one year or less                                 $ 2,000,000         $ 1,989,000
      Due after one year through five years                    12,137,000          12,291,000
                                                              -----------         -----------
            Total                                              14,137,000          14,280,000

      U. S. Government mortgage-backed securities               7,335,000           7,284,000
                                                              -----------         -----------

      Total available for sale                                $21,472,000         $21,564,000
                                                              ===========         ===========
      Held to maturity -
      Due in one year or less                                 $ 2,142,000         $ 2,142,000
                                                              ===========         ===========

      Securities available for sale as of December 31, 1995 have been recorded at their fair value with the net unrealized gain of $92,000 (net of income tax effect of $36,000) reflected as a decrease to stockholders' equity. At December 31, 1995, U. S. Treasury securities having a book value of $300,000 were pledged to secure public deposits and for other purposes as required by law.

(4)   LOANS:
      Loans outstanding by classification at December 31 are as follows -

                                                                  1995               1994
                                                              -----------         -----------
      Loans secured by one to four family
         residential properties                               $39,620,000         $39,039,000
      Loans secured by nonresidential properties                9,796,000          10,051,000
      Loans to individuals                                      1,615,000           1,627,000
      Commercial loans                                          1,647,000           1,274,000
      Other loans                                                  69,000              75,000
                                                              -----------         -----------
      Gross loans                                             $52,747,000         $52,066,000
                                                              ===========         ===========

      Loans made by the Bank are generally made in the local and surrounding communities in which it operates.

(5)   ALLOWANCE FOR POSSIBLE LOAN LOSSES:
      The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known. Changes in the allowance for possible loan losses are summarized as follows -

                                                                    1995               1994               1993
                                                                 --------            --------           --------
      Balance, beginning of year                                 $478,000            $440,000           $440,000
      Provision charged to expense                                 64,000             187,000            101,000
      Loans charged off                                           (68,000)           (183,000)          (168,000)
      Recoveries of charged off loans                               2,000              34,000             67,000
                                                                 --------            --------           --------
      Balance, end of year                                       $476,000            $478,000           $440,000
                                                                 ========            ========           ========

      Nonperforming loans include nonaccrual loans, renegotiated loans and loans which are 90 days delinquent. Nonaccrual loans include loans for which accrual of interest income has been discontinued. Renegotiated loans are loans for which the terms have been modified to provide a reduction or deferral of interest or principal due to a deterioration in the financial position of the borrower.

      The principal amounts of nonperforming loans were $1,714,000 and $1,794,000 at December 31, 1995 and 1994, respectively, which includes $1,621,000 and $1,791,000 of nonaccrual loans, respectively. If interest had been accrued on the nonaccrual loans, the effect on net interest income would have been approximately $101,000 and $310,000, respectively.

      In accordance with SFAS No. 114, the Bank utilized the following information when measuring its allowance for possible loan losses. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of nonaccrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. As of December 31, 1995, the Bank's recorded investment in impaired loans and the related valuation allowance calculated under SFAS No. 114 are as follows -

                                              Recorded           Valuation
                                             Investment          Allowance
                                             ----------          ---------
      Impaired loans -
         Valuation allowance required        $2,310,000           $370,000
         No valuation allowance required             --                 --
                                             ----------           --------
            Total impaired loans             $2,310,000           $370,000
                                             ==========           ========

      This valuation allowance is included in the allowance for possible loan losses on the accompanying statement of condition. The average recorded investment in impaired loans for the period ended December 31, 1995 was $2,213,000. Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful at which time payments received are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $152,000 for the period ended December 31, 1995.

(6)   RELATED PARTIES:

      The Bank has extended credit in the ordinary course of business to various directors, executive officers and their associates. A summary of the changes in such loans are as follows -

      Balance, beginning of year                              $1,354,000
      New loans                                                  407,000
      Repayments                                                (367,000)
                                                              ----------
      Balance, end of year                                    $1,394,000

      As of December 31, 1995, all loans to directors, executive officers and their associates were current as to principal and interest payments. Certain directors of the Bank are associated with legal and accounting firms that rendered various services to the Bank. The Bank paid the firms approximately $99,000, $66,000 and $97,000 during 1995, 1994 and 1993, respectively for legal and tax services.

(7)   PREMISES AND EQUIPMENT:
      A summary of premises and equipment as of December 31 are as follows -

                                                                  1995                     1994
                                                              ----------                ----------
      Land                                                    $  417,000                $  417,000
      Buildings                                                1,513,000                 1,503,000
      Furniture and equipment                                  2,505,000                 2,228,000
      Leasehold improvements                                     163,000                   153,000
                                                              ----------                ----------
                                                               4,598,000                 4,301,000
      Less-Accumulated depreciation and amortization           2,291,000                 2,039,000
                                                              ----------                ----------
                                                              $2,307,000                $2,262,000
                                                              ==========                ==========

(8)   EMPLOYEE BENEFIT PLANS:

      The Bank maintains a qualified nonleveraged employee stock ownership plan for substantially all employees. The plan provides that a contribution not to exceed that allowed by the Internal Revenue Service may be made at the discretion of the Board of Directors. The plan expense for the year ended December 31, 1993 amounted to $111,000. No contributions were approved in 1995 and 1994. In July 1994, the Bank established a 401(k) savings plan covering substantially all employees. Under the plan, the Bank matches 50% of employee contributions for all participants, not to exceed 6% of their salary. Contributions made by the Bank were approximately $24,000 in 1995 and $8,000 in 1994.

(9)   INCOME TAXES:

      The components of the provision for income taxes for 1995, 1994 and 1993, are as follows -

                                               1995          1994        1993
                                            ---------     ---------    ---------
Federal income taxes (benefit) -
   Current .............................    $ 190,000     $ 183,000    $  92,000
   Deferred ............................       (6,000)       11,000        6,000
State ..................................       70,000        40,000       31,000
                                            ---------     ---------    ---------
      Total ............................    $ 254,000     $ 234,000    $ 129,000
                                            =========     =========    =========

      Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities. Cumulative temporary differences at December 31, 1995 and 1994 are as follows-

                                                                           Deferred Tax
                                                                         Asset (Liability)
                                                                  1995                      1994
                                                                --------                  --------
      Allowance for possible loan losses                        $162,000                  $163,000
      Loan fee income recognition                                 42,000                    55,000
      Accrued liabilities                                         51,000                        --
      Depreciation and amortization                             (114,000)                  (83,000)
      Unrealized (gain) loss on securities
         available for sale                                      (36,000)                  385,000
                                                                --------                  --------
                                                                $105,000                  $520,000

      As of December 31, 1995, the Bank had recorded a cumulative net deferred tax asset of approximately $105,000. A comparison of income tax expense at the Federal statutory rate in 1995, 1994 and 1993 to the Bank's provision for income taxes is as follows -

                                                                  1995                      1994                     1993
                                                                --------                  --------                --------
      At statutory rate                                         $257,000                  $284,000                $163,000

      Increase (decrease) from statutory
      rate resulting from -
         Tax-exempt interest income                              (46,000)                  (45,000)                (24,000)
         State income taxes, net of Federal tax benefit           46,000                    27,000                  20,000
         Alternative minimum tax credit                               --                        --                 (23,000)
         Other                                                    (3,000)                  (32,000)                 (7,000)
                                                                --------                  --------                --------
            Provision for income taxes                          $254,000                  $234,000                $129,000

(10)  STOCKHOLDERS' EQUITY:

      Nonqualified Stock Option Plan -

      During 1988, the stockholders approved a nonqualified stock option plan (the Plan). As of December 31, 1995, there were 31,857 authorized shares of the Bank's common stock to be granted. Options may be granted to any officer of the Bank, at a grant price not to be less than the higher of the par value of the stock or 85% of its fair market value at the grant date. Options are exercisable when granted with the option period determined by the Bank's Board of Directors, but not to exceed five years. As of December 31, 1995, no options have been granted.

      Stock Option Plan for Nonemployee Directors -

      During 1995, the stockholders approved a stock option plan for nonemployee directors (the Director Plan). As of December 31, 1995, there were 32,000 authorized shares of the Bank's common stock to be granted. Upon approval of the Director Plan, each director was granted an option to purchase 2,500 shares. In addition to the foregoing, each person serving as a nonemployee director on the date of each annual meeting of the shareholders who is elected or reelected as a nonemployee director of the Bank at such annual meeting of stockholders, shall be granted an option to purchase 500 shares of the Bank's common stock with a maximum of 7,500 shares total. The option price under each grant shall not be less than the fair market value on the date of the grant. Options are exercisable in their entirety six months after the date of the grant and expire after 10 years. As of December 31, 1995, 18,000 options at $11.25 were outstanding, none were exercisable and none have been forfeited.

      Incentive Stock Option -

      Plan During 1995, the stockholders approved an incentive stock option plan for executives of the bank (the Executive Plan). As of December 31, 1995 there were 64,000 authorized shares of the Bank's common stock to be granted. Executive Plan options are granted at the sole discretion of the Bank. The option price under each grant shall not be less than the fair market value on the date of grant. The Bank may establish a vesting schedule that must be satisfied before the options may be exercised; but not within six months after the date of grant and have a term not longer than 10 years from the date of grant. No options were granted or outstanding during 1995.

(11)  COMMITMENTS AND CONTINGENCIES:

      Litigation -

      The Bank from time-to-time may be a defendant in legal proceedings relating to the conduct of its business. In management's judgment, the consolidated financial position or results of operations of the Bank will not be affected materially by the outcome of any present legal proceedings.

      Commitments With Off-Balance Sheet Risk -

      The statement of condition does not reflect various commitments relating to financial instruments which are used in the normal course of business. Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Bank's financial position. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

      Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank receives a fee for providing a commitment. The Bank was committed to advance $6,102,000 to its borrowers as of December 31, 1995; such commitments generally expire within one year.

      Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Bank has entered into standby letter of credit contracts with its customers totaling $15,000 as of December 31, 1995, which generally expire within one year.

      Executive Severance Arrangement -

      On December 27, 1995, the Bank terminated the services of its chief executive officer effective January 17, 1996. The Bank is currently negotiating an appropriate severance arrangement with the officer since no formal employment agreement was in existence. As of December 31, 1995, the Bank accrued approximately $150,000 representing its estimate of the settlement amount, including related payroll taxes.

      Required Cash Balances -

      Cash balances reserved to meet regulatory requirements amounted to approximately $400,000 at December 31, 1995 and 1994, respectively. Operating Leases The Bank leases one of its branch offices from a company which is majority owned by a director at an annual rental of $20,000. The minimum annual rental commitments for all noncancellable leases for bank premises subsequent to December 31, 1995, are as follows -

                                            Amount
                                           -------
                 1996                     $ 45,300
                 1997                       45,300
                 1998                       19,600
                 1999                        3,000
                 2000 and thereafter        52,500
                                          --------

                 Total                    $165,700
                                          ========

      Total rental expense amounted to $53,000, $54,000 and $93,000 in 1995, 1994 and 1993, respectively.

(12)  REGULATORY CAPITAL REQUIREMENTS:

      The Bank's regulators provide that the Bank must adhere to three minimum capital requirements. These regulations require, at a minimum, Tier I capital to risk-weighted assets of at least 4%, total capital of at least 8% of risk-weighed assets, and a leverage ratio of at least 3% to 5% of adjusted assets. At December 31, 1995, they had Tier I capital, total capital and leverage ratios of 15.25%, 16.33% and 7.33%, respectively.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The following is a summary of fair value versus the carrying value of the Bank's financial instruments. For the Bank, as for most financial institutions, the bulk of its assets and liabilities are considered financial instruments. Many of the Bank's financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Bank's general practice and intent to hold its financial instruments to maturity and not engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Bank for the purpose of this disclosure. Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, the estimated fair values, and the recorded book balances, were as follows Financial instruments actively traded in the secondary market have been valued using available market prices.

                                                           December 31, 1995
                                                   --------------------------------
                                                     Carrying            Estimated
                                                      Value             Fair Value
                                                   -----------          -----------
      Cash and cash equivalents                    $ 4,925,000          $ 4,925,000
      Securities available for sale (Note 3)        15,369,000           15,369,000
      Securities held to maturity (Note 3)           2,142,000            2,142,000

      Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. For those loans and deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

                                                           December 31, 1995
                                                   --------------------------------
                                                     Carrying            Estimated
                                                      Value             Fair Value
                                                   -----------          -----------
      Loans, including accrued interest            $52,754,000          $53,023,000
      Deposits, including accrued interest          86,604,000           87,400,000

      There is no material difference between the notional amount and the estimated fair value of off-balance sheet unfunded loan commitments which totaled $6,102,000 at December 31, 1995. Standby letters of credit totaling $15,000 as of December 31, 1995 are based on fees charged for similar agreements; accordingly, the estimated fair value of standby letters of credit is nominal. See also Note 11 for additional discussion relating to these off balance-sheet activities.

                            Sussex County State Bank
                           Rate Sensitivity Analysis
                                December 31, 1995
                             (Dollars in Thousands)



                                    1-30       31-90     91-180    181 Days-       Over
Subject to Rate Change within:      Days        Days      Days      1 Year        1 Year
                                    ----        ----      ----      ------        ------
Interest Earning Assets           $  9,540    $ 2,360    $ 7,368    $ 10,956    $ 71,564


Interest  Earning  Liabilities    $ 13,020    $ 2,737    $ 4,303    $ 39,923    $ 62,861
Cumulative  Dollar Gap            $ (3,480)   $  (377)   $ 3,065    $(28,967)   $  8,703
Cumulative Gap Ratio
(Assets\Liabilities)                   .73        .76        .96         .50        1.14

                                               Sussex County State Bank
                     Comparative Consolidated Average Balances and Summary of Net Interest Margin
                                           (Fully Taxable Equivalent Basis)
                                                 --------------------
                                                (Dollars in Thousands)

                                                                  1995 Comparted With 1994
                                            -------------------------------------------------------------------------
                                                           1995                                  1994
                                            ------------------------------------    ---------------------------------
                                            Average                      Average    Average                   Average
                                            Balance         Interest       Rate     Balance      Interest      Rate
                                            -------         --------       ----     -------      --------      ----
ASSETS
Short-Term Investments:
   Federal Funds Sold .................     $  4,472           263        5.88%    $ 2,132           82        3.85%
   Interest Bearing Deposits with Banks           45             0        0.00         100            1        1.00
   Other Short-Term Investments .......            0             0        0.00           0            0        0.00
                                            --------         -----                 -------        -----
         Total Short-Term Investments .        4,517           263        5.82       2,232           83        3.72

Investments Securities:
   U.S. Treasury ......................        7,525           398        5.29       7,938          384        4.84
   U.S. Government Agency .............       10,121           617        6.10       9,136          469        5.13
   State & Municipal ..................        3,823           242        6.32       4,896          227        4.64
   Other Securities ...................          463            35        7.56         391           29        7.42
                                            --------         -----                 -------        -----
         Total Investment Securities ..       21,932         1,292        5.89      11,686        1,109        4.96

Trading Account Securities.............            0             0        0.00           0            0        0.00
Loans:
   Commercial .........................        3,211           282        8.78       2,963          246        8.29
   Consumer ...........................       14,567         1,308        8.98      13,851        1,229        8.87
   Real Estate Mortgages ..............       35,198         2,904        8.25      34,066        2,808        8.24
   Lease Financing ....................            0             0        0.00           0            0        0.00
                                            --------         -----                 -------        -----
         Total Loans                          52,976         4,494        8.48      50,880        4,283        8.42
                                            --------         -----                 -------        -----
         Total Earning Assets .........       79,425         6,049        7.62      75,473        5,475        7.25
                                            --------         -----                 -------        -----
Allowance for Loan Losses .............         (492)                                 (517)
Cash & Due from Banks .................        3,411                                 3,365
Premises & Equipment ..................        2,284                                 1,981
Other Real Estate .....................          386                                   672
Other Assets ..........................        2,305                                 2,086
                                            --------                             ---------
         Total Assets .................     $ 87,319                              $ 83,060
                                            ========                             =========

                                                      Rate/Volume Analysis
                                                (Fully Taxable Equivalent Basis)
                                               ---------------------------------
                                                 Increase/Decrease in Interest
                                               ---------------------------------
                                                     Due to Change in
                                               Volume    Rate       Days   Total
                                               ------    ----       ----   -----
ASSETS
Short-Term Investments:
   Federal Funds Sold ......................   $ 122     $ 59         0     181
   Interest Bearing Deposits with Banks ....       0       (1)        0      (1)
   Other Short-Term Investments ............       0        0         0       0
                                               -----     ----         -     ---
         Total Short-Term Investments ......     122       58         0     180

Investments Securities:
   U.S. Treasury ...........................     (21)      35         0      14
   U.S. Government Agency ..................      54       94         0     148
   State & Municipal .......................     (56)      71         0      15
   Other Securities ........................       0        0         0       6
                                               -----     ----         -     ---
         Total Investment Securities .......     (23)     200         0     183

Trading Account Securities .................       0        0         0       0
Loans:
   Commercial ..............................      21       15         0      36
   Consumer ................................      64       15         0      79
   Real Estate Mortgages ...................      93        3         0      96
   Lease Financing .........................       0        0         0       0
                                               -----     ----         -     ---
         Total Loans                             178       33         0     211
                                               -----     ----         -     ---
         Total Earning Assets ..............     277      291         0     574
                                               -----     ----         -     ---
Allowance for Loan Losses
Cash & Due from Banks
Premises & Equipment
Other Real Estate
Other Assets

         Total Assets

                                               Sussex County State Bank
                     Comparative Consolidated Average Balances and Summary of Net Interest Margin
                                           (Fully Taxable Equivalent Basis)
                                                 --------------------
                                                (Dollars in Thousands)
                                                     (CONTINUED)

                                                                       1995 Comparted With 1994
                                               ----------------------------------------------------------------------
                                                              1995                                 1994
                                               ----------------------------------   ---------------------------------
                                                Average                   Average    Average                  Average
                                                Balance      Interest       Rate     Balance      Interest     Rate
                                                -------      --------       ----     -------      --------     ----
LIABILITIES & STOCKHOLDERS' EQUITY
Interest Bearing Deposits:
   NOW Accounts ...........................     $11,446     $   208         1.82    $11,927          216        1.81
   Money Market Accounts ..................       5,203         115         2.21      6,689          149        2.23
   Savings ................................      26,849         669         2.49     30,582          755        2.47
   CD's IRA ...............................       5,157         254         4.93      4,829          176        3.64
   CD's $100,000 & Over ...................       2,206         102         4.62      1,344           36        2.68
   Other Time Deposits ....................      16,618         918         5.52      9,031          314        3.48
                                                --------    -------                 -------        -----
         Total Interest Bearing Deposits ..      67,479       2,266         3.36     63,241        1,646        2.56

Short-Term Borrowings
   Federal Funds Purchased ................          11           0         0.00         32            2        0.00
   Repurchase Agreements ..................           0           0         0.00          0            0        0.00
   Other Short-Term Borrowings ............           0           0         0.00          0            0        0.00
                                                --------    -------                 -------        -----
         Total Short-Term Borrowings ......          11           0         0.00         32            2        0.00

Long-Term Debt ............................           0           0         0.00          0            0        0.00
                                                --------    -------                 -------        -----
         Total Interest Bearing Liabilities      67,490       2,266         3.36     64,434        1,648        2.55
                                                            -------                                -----
Demand Deposits ...........................      11,879                              11,562
Other Liabilities .........................         796                                 431
Stockholders' Equity ......................       7,154                               6,633
                                                --------                            -------
         Total Liabilities & Stockholder's
            Equity ........................     $87,319                             $83,060
                                                =======                             =======
Average Rate Paid to Fund Earning Assets ..                                 2.85                                2.18
                                                                            ----                                ----
NET INTEREST SPREAD .......................                 $ 3,783         4.77%                $ 3,827        5.07%
                                                            =======         ====                 =======        ====

                                                      Rate/Volume Analysis
                                                (Fully Taxable Equivalent Basis)
                                               ---------------------------------
                                                  Increase/Decrease in Interest
                                               ---------------------------------
                                                       Due to Change in
                                                Volume    Rate      Days   Total
                                               ------    ----       ----   -----
LIABILITIES & STOCKHOLDERS' EQUITY
Interest Bearing Deposits:
   NOW Accounts .............................      (9)       1        0      (8)
   Money Market Accounts ....................     (33)      (1)       0     (34)
   Savings ..................................     (92)       6        0     (86)
   CD's IRA .................................      13       65        0      78
   CD's $100,000 & Over .....................      31       35        0      66
   Other Time Deposits ......................     356      248        0     604
                                                  ---      ---        -     ---
         Total Interest Bearing Deposits ....     266      354        0     620

Short-Term Borrowings
   Federal Funds Purchased ..................       0        0        0      (2)
   Repurchase Agreements ....................       0        0        0       0
   Other Short-Term Borrowings ..............       0        0        0       0
                                                  ---      ---        -     ---
         Total Short-Term Borrowings ........       0        0        0      (2)

Long-Term Debt ..............................       0        0        0       0
                                                  ---      ---        -     ---
         Total Interest Bearing Liabilities .     266      354        0     618
                                                  ---      ---        -     ---
Demand Deposits
Other Liabilities
Stockholders' Equity

         Total Liabilities & Stockholder's
            Equity

Average Rate Paid to Fund Earning Assets ....

NET INTEREST SPREAD .........................   $  11    $(631)       0     (44)
                                                =====    =====        =     ===

                                               Sussex County State Bank
                     Comparative Consolidated Average Balances and Summary of Net Interest Margin
                                           (Fully Taxable Equivalent Basis)
                                                 --------------------
                                                (Dollars in Thousands)

                                                                     1994 Comparted With 1993
                                            -------------------------------------------------------------------------
                                                             1994                                  1993
                                            ------------------------------------    ---------------------------------
                                            Average                      Average    Average                   Average
                                            Balance         Interest       Rate     Balance      Interest      Rate
                                            -------         --------       ----     -------      --------      ----
ASSETS
Short-Term Investments:
   Federal Funds Sold .................     $  2,132            82         3.85%  $11,297         344           3.05 %
   Interest Bearing Deposits with Banks          100             1         1.00       100           1           1.00
   Other Short-Term Investments .......            0             0         0.00         0           0           0.00
                                            --------         -----         ----    ------       -----           ----
         Total Short-Term Investments .        2,232            83         3.72    11,397         345           3.03

Investments Securities:
   U.S. Treasury ......................        7,938           384         4.84     7,188         389           5.41
   U.S. Government Agency .............        9,136           469         5.13     9,569         618           6.46
   State & Municipal ..................        4,896           227         4.64     1,349          88           6.55
   Other Securities ...................          391            29         7.42       207          18           8.70
                                            --------         -----                 ------       -----           ----
         Total Investment Securities ..       22,361         1,109         4.96    18,313       1,113           6.08

Trading Account Securities ............            0             0         0.00         0           0           0.00
Loans:
   Commercial .........................        2,963           246         8.29     3,273         278           8.48
   Consumer ...........................       13,851         1,229         8.87    11,283         967           8.57
   Real Estate Mortgages ..............       34,066         2,808         8.24    29,160       2,571           8.82
   Lease Financing ....................            0             0         0.00         0           0           0.00
                                            --------         -----                 ------       -----           ----
         Total Loans                          50,880         4,283         8.42    43,716       3,816           8.73
                                            --------         -----                 ------       -----           ----
         Total Earning Assets .........       75,473         5,475         7.25    73,426       5,274           7.18
                                            --------         -----         ----    ------       -----           ----
Allowance for Loan Losses .............         (517)                                (459)
Cash & Due from Banks .................        3,365                                3,862
Premises & Equipment ..................        1,981                                1,930
Other Real Estate .....................          672                                1,235
Other Assets ..........................        2,086                                2,128
                                            --------                              -------
         Total Assets .................     $ 83,060                              $82,122
                                            ========                              =======

                                                      Rate/Volume Analysis
                                                (Fully Taxable Equivalent Basis)
                                               ---------------------------------
                                                 Increase/Decrease in Interest
                                               ---------------------------------
                                                       Due to Change in
                                               Volume    Rate       Days   Total
                                               ------    ----       ----   -----
ASSETS
Short-Term Investments:
   Federal Funds Sold .......................   $(335)   $  73        0    (262)
   Interest Bearing Deposits with Banks .....       0        0        0       0
   Other Short-Term Investments .............       0        0        0       0
                                                -----    -----        -    ----
         Total Short-Term Investments .......    (335)      73        0    (262)

Investments Securities:
   U.S. Treasury ............................      38      (43)       0      (5)
   U.S. Government Agency ...................     (27)    (122)       0    (149)
   State & Municipal ........................     172      (33)       0     139
   Other Securities .........................      14       (3)       0      11
                                                -----    -----        -    ----
         Total Investment Securities ........     197     (201)       0      (4)

Trading Account Securities ..................       0        0        0       0
Loans:
   Commercial ...............................     (26)      (6)       0     (32)
   Consumer .................................     227       35        0     262
   Real Estate Mortgages ....................     414     (177)       0     237
   Lease Financing ..........................       0        0        0       0
                                                -----    -----        -    ----
         Total Loans ........................     615     (148)       0     467
                                                -----    -----        -    ----
         Total Earning Assets ...............     477     (276)       0     201
                                                -----    -----        -    ----
Allowance for Loan Losses
Cash & Due from Banks
Premises & Equipment
Other Real Estate
Other Assets

         Total Assets

                                               Sussex County State Bank
                     Comparative Consolidated Average Balances and Summary of Net Interest Margin
                                           (Fully Taxable Equivalent Basis)
                                                 --------------------
                                                (Dollars in Thousands)
                                                      (CONTINUED)

                                                                       1994 Comparted With 1993
                                               ----------------------------------------------------------------------
                                                              1994                                 1993
                                               ----------------------------------   ---------------------------------
                                                Average                   Average    Average                  Average
                                                Balance      Interest       Rate     Balance      Interest     Rate
                                                -------      --------       ----     -------      --------     ----
LIABILITIES & STOCKHOLDERS' EQUITY
Interest Bearing Deposits:
   NOW Accounts ...........................     $11,927         216         1.81     $11,023          234        2.12
   Money Market Accounts ..................       6,689         149         2.23       6,858          167        2.44
   Savings ................................      30,582         755         2.47      28,207          802        2.84
   CD's IRA ...............................       4,829         176         3.64       5,870          258        4.40
   CD's $100,000 & Over ...................       1,344          36         2.68       1,358           47        3.46
   Other Time Deposits ....................       9,031         314         3.48      10,637          395        3.71
                                                 ------       -----                  -------        -----
         Total Interest Bearing Deposits ..      64,402       1,646         2.56      63,953        1,903        2.98

Short-Term Borrowings
   Federal Funds Purchased ................          32           2         0.00           0            0        0.00
   Repurchase Agreements ..................           0           0         0.00           0            0        0.00
   Other Short-Term Borrowings ............           0           0         0.00           0            0        0.00
                                                 ------       -----                  -------        -----
         Total Short-Term Borrowings ......          32           2         0.00           0            0        0.00

Long-Term Debt ............................           0           0         0.00           0            0        0.00
                                                 ------       -----                  -------        -----
         Total Interest Bearing Liabilities      64,354       1,648         2.55      63,953        1,903        2.98

Demand Deposits ...........................      11,562                               11,007
Other Liabilities .........................         431                                  427
Stockholders' Equity ......................       6,633                                6,735
                                                -------                              -------
         Total Liabilities & Stockholder's
            Equity ........................     $83,060                              $82,122
                                                =======                              =======

Average Rate Paid to Fund Earning Assets ..                                 2.18                                 2.59
                                                                            ----                                 ----

NET INTEREST SPREAD .......................                 $ 3,827         5.07%    $ 3,371                     4.59%
                                                            =======         ====     =======                     ====

                                                      Rate/Volume Analysis
                                                (Fully Taxable Equivalent Basis)
                                               ---------------------------------
                                                  Increase/Decrease in Interest
                                               ---------------------------------
                                                       Due to Change in
                                               Volume    Rate      Days   Total
                                               ------    ----      ----   -----
LIABILITIES & STOCKHOLDERS' EQUITY
Interest Bearing Deposits:
   NOW Accounts ...........................      18      (36)       0     (18)
   Money Market Accounts ..................      (4)     (14)       0     (18)
   Savings ................................      63     (110)       0     (47)
   CD's IRA ...............................     (42)     (40)       0     (82)
   CD's $100,000 & Over ...................       0      (11)       0     (11)
   Other Time Deposits ....................     (57)     (24)       0     (81)
                                              -----     ----        -   -----
         Total Interest Bearing Deposits ..     (22)    (235)       0    (257)

Short-Term Borrowings
   Federal Funds Purchased ................       0        0        0       2
   Repurchase Agreements ..................       0        0        0       0
   Other Short-Term Borrowings ............       0        0        0       0
                                              -----     ----        -   -----
         Total Short-Term Borrowings ......       0        0        0       0

Long-Term Debt ............................       0        0        0       0
                                              -----     ----        -   -----
         Total Interest Bearing Liabilities     (22)    (235)       0    (235)

Demand Deposits
Other Liabilities
Stockholders' Equity

         Total Liabilities & Stockholder's
            Equity

Average Rate Paid to Fund Earning Assets ..

NET INTEREST SPREAD .......................   $ 499    $ (41)   $   0    $456
                                              =====    =====    =====    ====